The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Tech+ Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to an unfunded rolling position in E - Mini Nasdaq - 100 futures (the “Futures Contracts”), which reference the Nasdaq - 100 Index ® (the “Constituent”), while targeting a level of implied volatility, with a maximum exposure to the Futures Contracts of 500% and a minimum exposur e t o the Futures Contracts of 0%. The Index is subject to a 6.0% per annum daily deduction. The Constituent is a modified market capitalization - weighted index of 100 of the largest non - financial securities listed on The Nasdaq Stock Market based on market capitalization. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): The MerQube US Tech+ Vol Advantage Index (Bloomberg ticker: MQUSTVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily. Pricing Date: December 27, 2023 Final Review Date: December 27, 2028 Maturity Date: January 2, 2029 Review Dates: Annual Buffer Amount: 30.00% CUSIP: 48134RPK8 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48134RPK8/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Ch ase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing level of the Index on any Review Date is greater than or equal to the Call Value, the notes will be automatica lly called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. Payment at Maturity If the notes have not been automatically called and the Final Value is less than the Initial Value by up to the Buffer Amount , y ou will receive the principal amount of your notes at maturity. If the notes have not been automatically called and the Final Value is less than the Initial Value by more than the Buffer Am oun t, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 î (Index Return + Buffer Amount)] If the notes have not been automatically called and the Final Value is less than the Initial Value by more than the Buffer Am oun t, you will lose some or most of your principal amount at maturity. Investing in the notes linked to the Index involves a number of risks. See “Selected Risks” on page 2 of this document, “Ris k F actors” in the prospectus supplement and the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the re levant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus suppl eme nt or the prospectus. Any representation to the contrary is a criminal offense. Hypothetical Amount Payable** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 5yr Auto Callable Review Notes linked to the MerQube US Tech+ Vol Advantage Index North America Structured Investments Total Return at Final Review Date Total Return at Third Review Date Total Return at Second Review Date Total Return at First Review Date Index Return at Review Date 125.00% 75.00% 50.00% 25.00% 100.00% 125.00% 75.00% 50.00% 25.00% 80.00% 125.00% 75.00% 50.00% 25.00% 40.00% 125.00% 75.00% 50.00% 25.00% 20.00% 125.00% 75.00% 50.00% 25.00% 10.00% 125.00% 75.00% 50.00% 25.00% 0.00% 0.00% N/A N/A N/A - 5.00% 0.00% N/A N/A N/A - 10.00% 0.00% N/A N/A N/A - 20.00% 0.00% N/A N/A N/A - 30.00% - 10.00% N/A N/A N/A - 40.00% - 20.00% N/A N/A N/A - 50.00% - 30.00% N/A N/A N/A - 60.00% - 50.00% N/A N/A N/A - 80.00% - 70.00% N/A N/A N/A - 100.00% * In each case, to be determined on the Pricing Date, but not less than the applicable minimum Call Premium listed. ** Not all Review Dates reflected. Reflects a Call Premium of 25.00% per annum. The Call Premium will be determined on the Pricing Date and will not be less than 25.00% per annum. The “total return” as used above is the number expressed as a percentage, that results from comparing the payment on the applicable payment date per $1,000 principal amount note to $1,000. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary pricing supplement. Call Premium* Call Value Review Date At least 25.00% 100.00% of the Initial Value First At least 50.00% 100.00% of the Initial Value Second At least 75.00% 100.00% of the Initial Value Third At least 100.00% 100.00% of the Initial Value Fourth At least 125.00% 100.00% of the Initial Value Final Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product suppleme nt no. 4 - I dated April 13, 2023 and the underlying supplement no. 5 - I dated April 13, 2023 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated December 4, 2023 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The level of the Index will include a 6.0% per annum daily deduction. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The appreciation potential of the notes is limited to any Call Premium Amount paid on the notes. • The automatic call feature may force a potential early exit. • No interest payments, dividend payments or voting rights. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as “JPMS”) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Risks Relating to Conflicts of Interest • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • Our affiliate, JPMS, worked with MerQube in developing the guidelines and policies governing the composition and calculation of the Index. Selected Risks (continued) Risks Relating to the Estimated Value and Secondary Market Prices of the Notes • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. Risks Relating to the Index • The Index may not be successful or outperform any alternative strategy. • The Index may not approximate its target volatility. • The Index is subject to risks associated with the use of significant leverage. • The Index may be significantly uninvested. • The Index may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Index. • The Index is an excess return index that does not reflect “total returns.” • An investment in the notes will be subject to risks associated with non - U.S. securities. • Concentration risks associated with the Index may adversely affect the value of your notes. • The Index is subject to significant risks associated with futures contracts, including volatility. • Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes. • The official settlement price and intraday trading prices of the relevant futures contracts may not be readily available. • Changes in the margin requirements for the futures contracts included in the Index may adversely affect the value of the notes. • The Index was established on June 22 , 2021 and may perform in unanticipated ways. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 5yr Auto Callable Review Notes linked to the MerQube US Tech+ Vol Advantage Index The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.